UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2003

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Item 9. Regulation FD Disclosure.

On November 14, 2003, the Company completed and filed its Quarterly Report on Form 10-Q for the period ended September 30, 2003, including its financial statements for the three and nine months ended September 30, 2003 and 2002 (the “financial statements”). Net income for the three and nine months ended September 30, 2003, reported in those financial statements was $297 million (44 cents per Common Share) and $689 million ($1.07 per Common Share), respectively. The Company previously reported net income of $307 million (46 cents per Common Share) and $699 million ($1.09 per Common Share), for the three and nine months ended September 30, 2003, respectively, in its report on Form 8-K dated November 4, 2003. The adjustment reflects a subsequent addition of $14 million to policyholders’ benefits, pertaining to a single claim from September, associated with the Company’s individual life and annuities segment that was identified during the October closing process but prior to filing the Quarterly Report on Form 10-Q for the period ended September 30, 2003.

Prudential Financial, Inc., a New Jersey Corporation, furnishes herewith, as Exhibit 99.0, an amended Quarterly Financial Supplement for its Financial Services Businesses for the quarterly period ended September 30, 2003. After-tax adjusted operating income as previously reported in the Quarterly Financial Supplement was $361 million (70 cents per Common Share) and $1,010 million ($1.92 per Common Share) for the three and nine months ended September 30, 2003, respectively. As adjusted to reflect the matter above, after-tax adjusted operating income is $351 million (68 cents per Common Share) and $1,000 million ($1.90 per Common Share) for the three and nine months ended September 30, 2003, respectively. For a reconciliation of pretax adjusted operating income to income from continuing operations before income taxes prepared in accordance with generally accepted accounting principles see the attached Quarterly Financial Supplement—Amended.

Item 12. Results of Operations and Financial Condition.

The response to Item 9 is hereby incorporated into this Item 12.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 14, 2003

PRUDENTIAL FINANCIAL, INC.

By:	/S/ ANTHONY S. PISZEL

Name: Anthony S. Piszel Title: Controller (Principal Accounting Officer)

Exhibit Index

Exhibit No.	Description
99.0	Quarterly Financial Supplement —Amended for the Financial Services Businesses of Prudential Financial, Inc. for the quarterly period ended September 30, 2003.